EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES' FIRST QUARTER 2004

RESULTS IMPROVE 44 PERCENT OVER 2003

Record high fuel prices continue to challenge return to profitability

HOUSTON, Apr. 15, 2004 -- Continental Airlines (NYSE: CAL) today reported a first quarter net loss of $124 million ($1.88 diluted loss per share), including previously announced after-tax special charges of $35 million. These results represent a 44 percent improvement over first quarter 2003 diluted loss per share of $3.38.

Excluding the special items, Continental's loss per share was $1.36 for the quarter, which compares to the First Call mean estimate of $1.43 loss per share. The results, excluding special items, are a 51 percent improvement over the first quarter 2003 loss per share of $2.75.

Continuing record high fuel prices severely impacted first quarter operating results. The per barrel price of West Texas Intermediate crude oil jumped about 10 percent in the quarter, hitting a high of $38.18 on Mar. 17, 2004. Fuel prices remain at near record highs, closing at $36.72 per barrel on Apr. 14, 2004. Had jet fuel prices been at Continental's five-year average (1999 to 2003) price, the company's fuel expense for the quarter would have been $102 million less.

"We've made tremendous progress removing non-value added costs from our operations while maintaining a superior product," said Gordon Bethune, chairman and chief executive officer of Continental Airlines. "The outrageously high cost of fuel remains a challenge to our return to profitability."

First Quarter Revenue and Capacity

Passenger revenue improved 11.5 percent to $2.1 billion in the quarter versus the same period in 2003. Additionally, Continental's mainline load factor was up 3.0 points over 2003, to 72.6 percent, while revenue passenger miles increased 10.8 percent on 6.3 percent higher capacity. Mainline yields continued to be weak, decreasing 3.0 percent year-over-year, primarily due to intense competition on transcontinental routes.

Continental's regional operations continue to provide significant growth for the company. Revenue passenger miles for regional operations were up 43.0 percent on a capacity increase of 35.8 percent during the first quarter of 2004 compared to the first quarter of 2003. The regional load factor increased 3.2 points in the first quarter over the same period in 2003, to 64.2 percent.

Continental maintained its domestic length-of-haul adjusted yield and revenue per available seat mile (RASM) premiums to the industry, recording an increase in mainline RASM of 1.2 percent in the first quarter of 2004 over the same period last year. Period-to-period comparisons of passenger revenue, RASM and available seat miles (ASMs) by geographic region for the company's mainline and regional operations are shown below:

Increase (Decrease) in First Quarter 2004 vs. First Quarter 2003

Passenger Revenue RASM ASMs

Domestic 3.7% (2.5)% 6.4%

Latin America 9.4% 0.2% 9.2%

Trans-Atlantic 16.0% 11.7% 3.8%

Pacific 23.4% 16.8% 5.6%

Total Mainline 7.6% 1.2% 6.3%

Regional 35.2% (0.3)% 35.8%

The decrease in domestic RASM versus the first quarter 2003 was primarily related to intense competition on transcontinental routes.

Operational Results

Despite high load factors and extreme winter weather, Continental continued to run a superb operation in the first quarter with a systemwide mainline on-time arrival rate of 80 percent and a completion factor of 99.4 percent.

"Our employees continue to deliver an outstanding product in a tough operational and economic environment," said Larry Kellner, president and chief operating officer. "The professionalism, focus and commitment of our employees remain the key driver in our return to profitability."

Continental opened the final phase of the new 23-gate "Terminal E" at its largest and busiest hub, Bush Intercontinental Airport in Houston. The facility, which will host all of Continental's international service from Houston beginning in early 2005, features a spacious, modern design and conveniences for travelers, and gives Continental a platform for growing domestic and international service.

With the new terminal opening at Bush Intercontinental, Continental shattered several operational records the Monday following Super Bowl XXXVIII, accommodating over 28,000 local originating customers, more than double the amount on a typical day, and more than 31,000 locally checked bags.

Continental was the first airline to complete installation of eService Center self-check-in kiosks at all of its airport terminal check-in areas in the United States. In addition, the company announced that it is expanding complimentary wireless Internet access to all 22 Presidents Clubs in the continental United States by summer, with the remaining six international clubs to be completed by fall. The airline currently offers the free service at its Presidents Clubs at Houston, Newark Liberty and Cleveland.

Continental was the most admired airline among FORTUNE magazine's annual list of Most Admired Global Companies. The carrier ranked No. 1 in several key categories including employee talent, innovation, quality of management, use of corporate assets, long-term investment value, globalness and social responsibility. In addition, Continental is the only U.S. airline ranked on FORTUNE's Global Most-Admired "Top 50" list, which ranks companies in a wide variety of industries.

For the seventh consecutive year, the airline was also named to Hispanic magazine's One Hundred Companies Providing the Most Opportunities for Hispanics.

First Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) decreased 4.8 percent in the first quarter compared to the same period last year as the airline continued to realize the benefits of its cost saving initiatives. Excluding special charges, CASM declined 4.2 percent (4.4 percent decrease holding fuel rate constant and excluding special charges).

"As we implement our cost saving initiatives, we are identifying additional changes that will enable us to compete profitably in the evolving domestic fare environment," said Jeff Misner, Continental's senior vice president and chief financial officer.

Special charges for the quarter include $19 million ($12 million after taxes) associated with future obligations for rent and return conditions related to three MD-80 aircraft that were permanently grounded during the quarter, and a non-cash charge of $34 million ($22 million after taxes) related to the termination of a 1993 service agreement with United Micronesian Development Association.

The financial statement deconsolidation of ExpressJet in November 2003 affects the comparability of quarter-to-quarter financial results in all line items except passenger revenue. Post-deconsolidation, Continental's proportionate share of ExpressJet's net income is reflected in equity in the income of affiliates. Payments made to ExpressJet under Continental's capacity purchase agreement, previously eliminated in consolidation, are reported in ExpressJet capacity purchase, net, in 2004. See the attached table "ExpressJet Deconsolidation Impact" for a year-over-year comparison of individual items excluding the impact of ExpressJet deconsolidation.

Continental took delivery of three Boeing 737-800 aircraft and four Boeing 757-300 aircraft during the quarter, and has completed financing arrangements for the remaining Boeing 757-300 and eight Boeing 737-800 aircraft to be delivered this year.

The airline ended the first quarter with $1.6 billion in cash and short-term investments, of which $175 million is restricted.

Corporate Background

Continental Airlines is the world's sixth-largest airline with more than 2,800 daily departures throughout the Americas, Europe and Asia. Continental serves 149 domestic and 117 international destinations -- more than any other airline in the world -- and nearly 200 additional points are served via codeshare partner airlines. With 41,000 mainline employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/company.

This press release may contain forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, regulatory matters and the seasonal nature of the airline business. In addition to the foregoing risks, there can be no assurance that the Company will be able to achieve the pre-tax benefits from the revenue-generating and cost-reducing initiatives discussed in this press release, some of which will depend, among other matters, on customer acceptance and competitor actions. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions of dollars, except per share data)

(Unaudited)

	Three Months Ended March 31,		% Increase/ (Decrease)
	2004	2003
Operating Revenue:
Passenger:
Mainline	$1,734	$1,611	7.6%
Regional	353	261	35.2%
Cargo, mail and other	182	170	7.1%
	2,269	2,042	11.1%
Operating Expenses:
Wages, salaries and related costs	688	778	(11.6)%
Aircraft fuel and related taxes	333	362	(8.0)%
ExpressJet capacity purchase, net	317	-	NM
Aircraft rentals	220	223	(1.3)%
Landing fees and other rentals	158	152	3.9%
Maintenance, materials and repairs	112	133	(15.8)%
Depreciation and amortization	104	116	(10.3)%
Bookings fees, credit card discounts and sales	101	91	11.0%
Passenger servicing	69	70	(1.4)%
Commissions	36	36	-
Other	211	240	(12.1)%
Fleet impairment losses and other special charges (a)	55	65	(15.4)%
	2,404	2,266	6.1%

Operating Loss	(135)	(224)	(39.7)%

Nonoperating Income (Expense):
Interest expense	(97)	(99)	(2.0)%
Interest capitalized	4	7	(42.9)%
Interest income	6	5	20.0%
Equity in the income of affiliates	13	2	NM
Other, net	16	(5)	NM
	(58)	(90)	(35.6)%

Loss before Income Taxes and Minority Interest	(193)	(314)	(38.5)%
Income Tax Benefit	69	105	(34.3)%
Minority Interest	-	(12)	NM
Net Loss	$ (124)	$ (221)	(43.9)%

Basic and Diluted Loss per Share	$ (1.88)	$ (3.38)	(44.4)%

Shares used for Basic and Diluted Computation	65.9	65.3	0.9%

  During the first quarter of 2004, the Company recorded $55 million of special charges primarily related to the termination of a services agreement and the permanent grounding of three MD-80 aircraft. The Company recorded $65 million of special charges during the first quarter of 2003 primarily related to the impairment of its owned MD-80 aircraft and spare parts associated with grounded aircraft.

NOTE: Certain reclassifications have been made to prior year amounts to conform to current year presentation.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS

	Three Months Ended March 31,		% Increase/
	2004	2003	(Decrease)

Mainline Jet Operations (except as noted):
Revenue passengers (thousands)	9,735	9,245	5.3%
Revenue passenger miles (millions)	14,713	13,274	10.8%
Available seat miles (millions)	20,270	19,076	6.3%
Cargo ton miles (millions)	250	233	7.3%

Passenger load factor:
Mainline jet	72.6%	69.6%	3.0 points
Domestic	71.8%	71.1%	0.7 points
International	73.7%	67.4%	6.3 points
Consolidated (a)	71.7%	68.9%	2.8 points
Consolidated breakeven passenger load factor (b)	79.9%	84.5%	(4.6) points

Passenger revenue per available seat mile (cents)	8.55	8.45	1.2%
Total revenue per available seat mile (cents)	9.45	9.31	1.5%
Average yield per revenue passenger mile (cents)	11.78	12.14	(3.0)%

Cost per available seat mile (cents) (c)	9.76	10.25	(4.8)%
Cost per available seat mile, holding fuel rate constant (cents) (c)	9.74	10.25	(5.0)%
Special charge expense per available mile (cents)	0.27	0.34	(20.6)%

Average price per gallon of fuel, excluding fuel taxes (cents)	100.33	98.50	1.9%
Average price per gallon of fuel, including fuel taxes (cents)	104.13	102.83	1.3%
Fuel gallons consumed (millions)	320	305	4.9%

Aircraft in fleet at end of period	357	362	(1.4)%
Average stage length (miles)	1,297	1,257	3.2%

Continental Express:
Revenue passenger miles (millions)	1,542	1,078	43.0%
Available seat miles (millions)	2,400	1,767	35.8%
Load factor	64.2%	61.0%	3.2 points
Aircraft in fleet at end of period	229	200	14.5%

  Includes Continental Express operations

  The percentage of seats that must be occupied by revenue passengers for us to break even on a net income basis. Special charges of $35 million in 2004 and $41 million in 2003 (after taxes) included in the consolidated breakeven load factor account for 2.2 and 3.0 percentage points, respectively.

  Includes impact of special charges.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

EXPRESSJET DECONSOLIDATION IMPACT

(In millions of dollars)
	As Reported Three Months Ended March 31,		Components of Increase (Decrease)
			Increase (Decrease) related to ExpressJet	All Other Increase	% Increase (Decrease) Excluding
	2004	2003	Deconsolidation (1)	(Decrease)	ExpressJet

Operating Revenue:
Passenger:
Mainline	$1,734	$1,611	$ -	$123	7.6%
Regional	353	261	-	92	35.2%
Cargo, mail and other	182	170	(3)	15	9.0%
	2,269	2,042	(3)	230	11.3%

Operating Expenses:
Wages, salaries and related costs	688	778	(83)	(7)	(1.0)%
Aircraft fuel and related taxes	333	362	(48)	19	6.1%
ExpressJet capacity purchase, net	317	-	266	51	19.2%
Aircraft rentals	220	223	-	(3)	(1.3)%
Landing fees and other rentals	158	152	(23)	29	22.5%
Maintenance, materials and repairs	112	133	(30)	9	8.7%
Depreciation and amortization	104	116	(5)	(7)	(6.3)%
Bookings fees, credit card discounts and sales	101	91	-	10	11.0%
Passenger servicing	69	70	(3)	2	3.0%
Commissions	36	36	-	-	-
Other	211	240	(34)	5	2.4%
Fleet impairment losses and other special charges	55	65	-	(10)	(15.4)%
	2,404	2,266	40	98	4.2%

Operating Loss	(135)	(224)	43	(132)	(49.4)%

Nonoperating Income (Expense)	(58)	(90)	(15)	(17)	(22.7)%

Loss before Income Taxes and Minority Interest	(193)	(314)	28	(149)	(43.6)%

Income Tax Benefit	69	105	16	(52)	(43.0)%

Minority Interest	-	(12)	(12)	-	NM

Net Loss	$(124)	$(221)	$ -	$ (97)	(43.9)%

  Represents increase (decrease) in amounts had ExpressJet been deconsolidated in the first quarter of 2003 and reported using the equity method of accounting at the 53.1% ownership interest in effect at that time.

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CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,		% Increase/
EPS - First Quarter 2004	2004	2003	(Decrease)

Diluted loss per share	$(1.88)	$(3.38)	(44.4)%
Adjustments:
Add: Fleet impairment and other special charges	0.52	0.63	(17.5)%

Diluted loss per share, excluding special items (a)	$(1.36)	$(2.75)	(50.5)%

	Three Months Ended March 31,		% Increase/
CASM Mainline Operations	2004	2003	(Decrease)

Cost per available seat mile (CASM) (cents)	9.76	10.25	(4.8)%
Adjustments:
Less: Fleet impairment and other special charges	(0.27)	(0.34)	(20.6)%

CASM excluding special charges (a)	9.49	9.91	(4.2)%

Less: Current year fuel cost per available seat mile (cents) (b)	(1.64)	-
Add: Current year fuel cost at prior year fuel price per available seat mile (cents) (b)	1.62	-

CASM holding fuel rate constant and excluding special charges (cents) (a)	9.47	9.91	(4.4)%

Fuel Expense	Three Months Ended March 31, 2004

Aircraft fuel and related taxes (c)	$ 353
Adjustments:
Less: Current year fuel cost (c) (d)	(341)
Add: Current year fuel cost at Continental's five-year average (c) (d)	239

Aircraft fuel and related taxes at fuel price corresponding to Continental's jet fuel five-year average (a) (c)	251

Decrease in fuel expense	$ 102

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond our control.
  Includes the portion of ExpressJet's fuel costs absorbed under our fuel purchase agreement and reported in ExpressJet capacity purchase, net.
  Excludes fuel taxes and surcharges.

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